Exhibit 2.1

Distribution Agreement

Effective as of             , 2014

Between

Kimberly-Clark Corporation

and

Halyard Health, Inc.

i

List of Schedules to this Agreement

Schedule 1.1(a)	Patent License and Transfer Agreements
Schedule 1.1(b)	Retained Receivables and Retained Payables
Schedule 1.1(c)	Trademark License and Transfer Agreements
Schedule 2.1	Separation Transactions
Schedule 2.2(b)(v)	Advanced Rebates
Schedule 2.2(d)(i)	Owned Real Property
Schedule 2.2(d)(ii)	Real Estate Leases
Schedule 2.2(e)	Personal Property Leases
Schedule 2.2(f)	Information Technology Equipment
Schedule 2.2(h)(i)	Acquisition or Divestiture Contracts
Schedule 2.2(h)(ii)	Supplier Contracts
Schedule 2.2(h)(iii)	Services Contracts
Schedule 2.2(h)(iv)	Transferred Shared Contracts
Schedule 2.2(h)(v)	Other Contracts
Schedule 2.3(l)	Other Retained Assets
Schedule 2.4(f)	Other Assumed Liabilities
Schedule 2.5(e)	Retained Rebate Liabilities
Schedule 2.5(f)	Other Retained Liabilities
Schedule 2.6	Retained Intercompany Agreements
Schedule 2.7	Shared Contracts
Schedule 6.7	Nominees to Board of Halyard
Schedule 6.11(a)	Assumed and Excluded Actions
Schedule 6.11(b)	Transferred Actions
Schedule 8.3	Insurance
Schedule 8.6	K-C Administered Claims
Schedule 10.2(i)	Special Indemnification Matters
Schedule 10.3	Suppliers of Information

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT is made as of             , 2014 by and between Kimberly-Clark Corporation (“Kimberly-Clark”), a Delaware corporation, and Halyard Health, Inc. (“Halyard”), a Delaware corporation, and, as of the date hereof, a wholly-owned subsidiary of Kimberly-Clark.

WHEREAS, Kimberly-Clark, through its health care division and certain subsidiaries and affiliates, is engaged in the Healthcare Business (as defined below);

WHEREAS, the Board of Directors of Kimberly-Clark has determined that it is advisable and in the best interests of Kimberly-Clark and its stockholders for Kimberly-Clark to transfer and assign, or cause to be transferred and assigned, to the Halyard Parties (as defined below), all or substantially all of the business, operations, assets and liabilities primarily related to the Healthcare Business, as well as the Included Non-Woven Business (as defined below);

WHEREAS, Kimberly-Clark has agreed to transfer and assign, or cause to be transferred or assigned, to the Halyard Parties all or substantially all of the business, operations, assets and liabilities primarily related to the Healthcare Business, as well as the Included Non-Woven Business, and Halyard has agreed to the transfer and assignment of such assets and to assume, or cause to be assumed, substantially all of the liabilities and obligations arising out of or relating to the Healthcare Business and the Included Non-Woven Business(the “Contribution”);

WHEREAS, the Board of Directors of Kimberly-Clark has determined that it is advisable and in the best interests of Kimberly-Clark and its stockholders for Kimberly-Clark to distribute on a pro rata basis to the holders of record of Kimberly-Clark’s common stock, par value $1.25 per share (“Kimberly-Clark Common Stock”) as of the Record Date (as defined below), without any consideration being paid by the holders of such Kimberly-Clark Common Stock, all of the outstanding shares of Halyard common stock, par value $0.01 per share (the “Halyard Common Stock”), then owned by Kimberly-Clark (the “Distribution”), subject to satisfaction or waiver of certain conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, the Distribution is intended to qualify as a transaction described under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Contribution and Distribution and certain other agreements that will govern the relationship of Kimberly-Clark and Halyard following the Distribution.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1.

“Actions” means any action, claim, demand, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative entity, agency or commission or any arbitration tribunal, domestic or foreign.

“Actual Cash Amount” has the meaning set forth in Section 2.8(c).

“Actual Retained Working Capital Amount” has the meaning set forth in Section 2.8(c).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purpose of this definition, the term “control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing. After the Distribution, Halyard and Kimberly-Clark shall not be deemed to be under common control for purposes hereof due solely to the fact that Halyard and Kimberly-Clark have common stockholders.

“Agent” means Computershare Investor Services, the distribution agent appointed by Kimberly-Clark to distribute shares of Halyard Common Stock pursuant to the Distribution.

“Assumed Actions” has the meaning set forth in Section 6.11(a).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Balance Sheet” means the pro forma balance sheet of Halyard as of June 30, 2014, as filed with the Form 10.

“Board of Directors of Kimberly-Clark” means the Board of Directors of Kimberly-Clark or the Executive Committee thereof.

“Code” has the meaning set forth in the Recitals.

“Contracts” has the meaning set forth in Section 2.2(h).

“Contribution” has the meaning set forth in the Recitals.

“Conveyancing Instruments” has the meaning set forth in Section 4.1.

“Copyrights” means United States and foreign copyrights, both registered and unregistered, along with the registrations and applications to register any such copyrights.

“Credit Facility” means a $640 million senior secured credit facility to be entered into by Halyard.

“Debt” means the indebtedness evidenced by the Credit Facility and the senior notes due October 15, 2022, issued by Halyard pursuant to the Notes Offering.

“Debt Issuance Costs” means the fees and expenses incurred in connection with negotiating, documenting and closing the Debt, including the underwriting fees for the notes to be issued by Halyard in the Notes Offering, the legal fees of counsel for the underwriters of the Notes Offering, the fees of Moody’s Investor Services and Standard & Poor for establishing an initial debt rating for the notes issued by Halyard in the Notes Offering, the legal fees of counsel for the lenders under the Credit Facility, the legal fees of counsel for Halyard in connection with the issuance of the notes issued by Halyard in the Notes Offering and in connection with the Credit Facility, pre-Distribution expenses incurred by Halyard in connection with meeting with prospective purchasers of the notes to be issued in the Notes Offering, the fees and expenses of the indenture trustee and its counsel in connection with the Notes Offering, printing, reproduction and delivery expenses relating to the Notes Offering (including postage, air freight charges and charges for counting and packaging), authentication, stamp or transfer Taxes and related expenses for the Notes Offering, any federal or state “blue sky” securities registration fees and expenses (including SEC and state filing fees and the reasonable fees and expenses of counsel relating to such registration) in connection with the Notes Offering, cost of surveys conducted at the lenders request in the United States in connection with the Credit Facility, costs of appraisals and field exams conducted by or at the request of the lenders in connection with the Credit Facility, mortgagee title insurance for the benefit of the lenders under the Credit Facility, and fees relating to the filing and recordation of security interests and mortgages under the Credit Facility, and interest accrued on the Debt prior to the Effective Time.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date determined by the Board of Directors of Kimberly-Clark as the date on which the Distribution shall be made to holders of Kimberly-Clark Common Stock on the Record Date.

“Effective Time” means midnight (i.e., end of day) on the Distribution Date.

“Employee Consultation Process” has the meaning set forth in Section 6.4(a).

“Employee Matters Agreement” means the Employee Matters Agreement, dated the date hereof, between Kimberly-Clark and Halyard.

“Escalation Notice” has the meaning set forth in Section 11.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Non-Woven Assets” means all assets (including intellectual property assets and receivables) of the Kimberly-Clark non-woven business other than those specifically included within the Included Non-Woven Business.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Foreign Exchange Rate” means, with respect to any currency other than United States dollars, as of any date of determination, the rate set forth in the exchange rate section of the Wall Street Journal or, if not published in the Wall Street Journal, then the average of the opening bid and asked rates on such date at which such currency may be exchanged for United States dollars as quoted by JPMorgan Chase Bank, NA (or any successor thereto or other major money center commercial bank agreed to by the Parties).

“Form 10” means the registration statement on Form 10 filed by Halyard with the SEC under the Exchange Act in connection with the Distribution, including any amendment or supplement thereto.

“Governmental Authority” means any foreign, federal, state, local or other government, governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral body.

“Halyard” has the meaning set forth in the first paragraph of this Agreement.

“Halyard Common Stock” has the meaning set forth in the recitals.

“Halyard Distributable Share” means, for each holder of record of Kimberly-Clark Common Stock as of the close of business on the Record Date, one share of Halyard Common Stock for every eight shares of Kimberly-Clark Common Stock outstanding and held of record by such holder at such time.

“Halyard Indemnified Parties” has the meaning set forth in Section 10.3.

“Halyard Parties” means Halyard, the Subsidiaries of Halyard as of the date hereof and any Subsidiaries of Halyard formed or acquired after the date hereof.

“Halyard Business” means (i) at any time prior to the Distribution, the Healthcare Business and the Included Non-Woven Business, and (ii) at any time following the Distribution, all businesses, operations and activities conducted by Halyard or any of its Subsidiaries.

“Halyard Share(s)” mean(s) each share of Halyard Common Stock.

“Healthcare Business” means all businesses, operations and activities conducted (whether by Kimberly-Clark or any of its Subsidiaries) within Kimberly-Clark’s “health care” operating segment.

“Included Non-Woven Business” means those assets and liabilities of the Kimberly-Clark non-woven business that will be contributed by Kimberly-Clark to Halyard North Carolina, Inc., pursuant to the Lexington Contribution Agreement.

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indemnity Payment” has the meaning set forth in Section 10.5(a).

“Information” has the meaning set forth in Section 12.1(a).

“Information Statement” has the meaning set forth in Section 6.9(a).

“Insurance Charges” has the meaning set forth in Section 8.6(d).

“Intercompany Agreements” means any Contract between Kimberly-Clark or one of its Subsidiaries, on the one hand, and Halyard or one of its Subsidiaries, on the other hand, entered into prior to the Effective Date, but excluding this Agreement and the Operating Agreements.

“IRS” means the Internal Revenue Service.

“K-C Administered Claims” has the meaning set forth in Section 8.6(a).

“KCM Distributor Agreement” means that certain Distributor Agreement, dated as of the date hereof, between Kimberly-Clark de Mexico S.A.B. de C.V. and Halyard Sales, LLC.

“Kimberly-Clark” has the meaning set forth in the first paragraph of this Agreement.

“Kimberly-Clark Common Stock” has the meaning set forth in the Recitals.

“Kimberly-Clark Parties” means Kimberly-Clark and its Subsidiaries (including those formed or acquired after the date hereof), other than the Halyard Parties.

“Kimberly-Clark Policies” has the meaning set forth in Section 8.2.

“Kimberly-Clark Indemnified Parties” has the meaning set forth in Section 10.2.

“Know-How” means engineering drawings, technical data, reports, technical knowledge, methods, formulas, patterns, compilations, programs, devices, techniques, tests, drawings, processes, experience, base and analytical science relating to the manufacture, testing, converting, packaging, handling, distributing and supplying of products and is inclusive of any and all Trade Secrets. For purposes of this Agreement, “Know How” shall expressly exclude Patents, Copyrights and Trademarks.

“Lexington Contribution Agreement” means that certain Contribution Agreement, dated as of October 27, 2014, between Kimberly-Clark and Halyard North Carolina, Inc.

“Liability” means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, fees, expenses, deficiencies, claims or other charges, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown (including the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“Manufacturing and Supply Agreements” means those Manufacturing and Supply Agreements, dated as of the date hereof, between Kimberly-Clark or its Affiliates on the one hand, and Halyard or its Affiliates on the other hand.

“Material Governmental Approvals and Consents” means any material notices, reports or other filings to be made with or to, or any material consents, registrations, approvals, permits, clearances or authorizations to be obtained from, any Governmental Authority.

“Non-Competition Agreements” means those Non-Competition Agreements, dated as of the date hereof, between Kimberly-Clark and Halyard.

“Non-Permitted Names” has the meaning set forth in Section 6.12.

“Notes Offering” means the offering by Halyard pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, of senior unsecured notes of Halyard in the aggregate principal amount of up to $250 million (the “Original Notes”) and any (a) filing of a registration statement with the SEC with respect to a registered offer to exchange the Original Notes for new notes of Halyard having terms substantially identical in all material respects to the Original Notes and the offering of such new notes in exchange for surrender of the Original Notes, or (b) filing of a “shelf” registration statement covering resales of the Original Notes.

“NYSE” means the New York Stock Exchange, Inc.

“Operating Agreements” means the Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement, Patent License Agreements, Trademark License Agreements, Manufacturing and Supply Agreements, Non-Competition Agreements, KCM Distributor Agreement, YK Distributor Agreement and any other agreement entered into on or before the Distribution Date regarding the ongoing business and service relationships between the Kimberly-Clark Parties and Halyard Parties.

“Ordinary Course” has the meaning set forth in Section 6.13.

“Owned Real Property” has the meaning set forth in Section 2.2(d)(i).

“Party” means the Kimberly-Clark Parties or the Halyard Parties.

“Patent License Agreements” means those patent license agreements between Kimberly-Clark Worldwide, Inc. and Avent, which are identified on Schedule 1.1(a).

“Patent Transfer Agreements” means those patent transfer agreements between Kimberly-Clark Worldwide, Inc. and Avent, Inc., which are identified on Schedule 1.1(a).

“Patents” means United States and foreign patents and applications for patents, including any continuations, continuations-in-part, divisions, renewals, reissues and extensions thereof.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Personal Property Leases” has the meaning set forth in Section 2.2(e).

“Prime Rate” means the rate that JP Morgan Chase Bank, NA (or any successor thereto or other major money center commercial bank agreed to by the Parties) announces from time to time as its prime lending rate, as in effect from time to time.

“Privilege” has the meaning set forth in Section 12.8(a).

“Privileged Information” has the meaning set forth in Section 12.8(a).

“Real Estate Leases” has the meaning set forth in Section 2.2(d)(ii).

“Rebates” has the meaning set forth in Section 2.4(h).

“Receivables” has the meaning set forth in Section 2.2(b)(i).

“Record Date” means the date determined by the Board of Directors of Kimberly-Clark as the record date for the Distribution.

“Retained Assets” has the meaning set forth in Section 2.3.

“Retained Business” means the business of Kimberly-Clark and its Subsidiaries other than the Halyard Business.

“Retained Liabilities” has the meaning set forth in Section 2.5.

“Retained Payables” means the accounts payable primarily related to the Halyard Business and owed by those entities set forth in Schedule 1.1(b).

“Retained Rebate Liabilities” has the meaning set forth in Section 2.5(e).

“Retained Receivables” means the accounts receivable primarily related to the Halyard Business and owned by those entities set forth in Schedule 1.1(b).

“SEC” means the United States Securities and Exchange Commission.

“Shared Contract” means a Contract with a third Person that directly benefits both the Kimberly-Clark Parties and the Halyard Parties.

“Software” means computer software programs, in source code or object code form, including, without limitation, all related source diagrams, flow charts, specifications, documentation and all other materials and documentation necessary to allow a reasonably skilled third party programmer or technician to maintain, support or enhance the Software.

“Special Distribution” has the meaning set forth in Section 2.8(b).

“Subsidiary” means, when used with reference to any Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. After the Distribution, Halyard and Kimberly-Clark shall not be deemed to be under common control for purposes hereof due solely to the fact that Halyard and Kimberly-Clark have common stockholders.

“Target Cash Amount” has the meaning set forth in Section 2.8(b).

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof, between Kimberly-Clark and Halyard.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party Claim” has the meaning set forth in Section 10.6(a).

“Third Party Consents” has the meaning set forth in Section 6.4(a).

“Trademark License Agreements” means those Trademark License Agreements between Kimberly-Clark and Avent which are identified on Schedule 1.1(c).

“Trademark Transfer Agreements” means those trademark transfer agreements between Kimberly-Clark and Avent which are identified on Schedule 1.1(c).

“Trade Secrets” means information, including formulas, patterns, compilations, programs, devices, methods, techniques, or processes, that: (i) derive independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from their disclosure or use, and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. For purposes of this Agreement, “Trade Secrets” shall expressly exclude Patents, Copyrights, Trademarks and Know-How.

“Trademarks” means all United States, state and foreign trademarks, service marks, logos, trade dress and trade names, whether registered or unregistered, including all goodwill associated with the foregoing, and all registrations and pending applications to register the foregoing.

“Transferred Actions” has the meaning set forth in Section 6.11(b).

“Transferred Assets” has the meaning set forth in Section 2.2.

“Transition Services Agreement” means the Transition Services Agreement, dated the date hereof, between Kimberly-Clark and Halyard.

“Uninsured Claim” has the meaning set forth in Section 8.6(c).

“YK Distributor Agreement” means that certain Distributor Agreement, dated as of the date hereof, between Yuhan-Kimberly, Limited and Halyard Sales, LLC.

SECTION 1.2 Interpretation.

(a) In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) reference to any gender includes the other gender;

(iv) the word “including” means “including but not limited to”;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(x) accounting terms used herein shall have the meanings historically ascribed to them by Kimberly-Clark and its Subsidiaries based upon Kimberly-Clark’s internal financial policies and procedures in effect prior to the date of this Agreement;

(xi) if there is any conflict between the provisions of the body of this Agreement and the Exhibits or Schedules hereto, the provisions of the body of this Agreement shall control unless explicitly stated otherwise in such Exhibit or Schedule;

(xii) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xiii) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be; and

(xiv) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

(b) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof.

ARTICLE II

BUSINESS SEPARATION

SECTION 2.1 Separation Transactions. Prior to the Distribution, Kimberly-Clark shall use commercially reasonable efforts to, and shall cause Halyard and each other Subsidiary of Kimberly-Clark to use commercially reasonable efforts to, effect each of the transactions set forth in Schedule 2.1, which transactions shall be accomplished substantially in the order and utilizing the steps described therein, with such modifications, if any, as Kimberly-Clark shall determine in its sole discretion are necessary or desirable for efficiency or similar purposes. For the avoidance of doubt, some or all of such transactions and the transactions contemplated under this Article II, may have already been implemented prior to the date hereof.

SECTION 2.2 Transfer of Halyard Business. As more fully set forth in this Article II and subject to the terms and conditions of this Agreement (including Section 2.1) and the Operating Agreements, prior to the Distribution, Kimberly-Clark shall in the manner described in Schedule 2.1, and shall cause its Subsidiaries to, convey, assign, transfer, contribute and set over, or cause to be conveyed, assigned, transferred, contributed and set over, to the Halyard Parties, and Halyard shall cause the Halyard Parties to accept and receive, all right, title and interest of Kimberly-Clark and its Subsidiaries in and to the tangible and intangible assets primarily related to the Healthcare Business, as well as the tangible and intangible assets included in the Included Non-Woven Business (all of such assets being hereinafter referred to as the “Transferred Assets”), including, but not limited to, the following:

(a) Balance Sheet Assets. all assets reflected or disclosed on the Balance Sheet, including all machinery, equipment, furniture and other tangible personal property, whether owned or leased, primarily related to the Healthcare Business, subject to acquisitions, dispositions and adjustments in the ordinary course of the Healthcare Business, consistent with past practice, from the date of the Balance Sheet through the Effective Time;

(b) Receivables.

(i) all accounts receivable, notes receivable, lease receivables, prepayments (other than prepaid insurance), advances and other receivables arising out of or produced by the Healthcare Business and owing by any Persons (the “Receivables”), but in all cases excluding the Retained Receivables;

(ii) all cash payments received after the Effective Time on account of the Receivables;

(iii) all manufacturers’ warranties or guarantees related primarily to the Transferred Assets;

(iv) any and all manufacturers’ or third party service or replacement programs related primarily to the Transferred Assets; and

(v) those certain advanced rebates set forth on Schedule 2.2(b)(v), which shall in no event be deemed to be included in the Retained Receivables;

(c) Inventories. all supplies, packaging, raw materials, works in progress, finished goods and other inventories primarily related to the Healthcare Business;

(d) Owned Real Property and Real Estate Leases.

(i) those certain parcels of land described on Schedule 2.2(d)(i) (the “Owned Real Property”) and any and all improvements, fixtures, machinery, equipment and other property located on the premises demised under such Owned Real Property; and

(ii) those certain real estate leases set forth on Schedule 2.2(d)(ii) (the “Real Estate Leases”) and any and all improvements, fixtures, machinery, equipment and other property located on the premises demised under such Real Estate Leases;

(e) Personal Property Leases. those certain machinery, equipment or other tangible personal property leases (the “Personal Property Leases”) set forth on Schedule 2.2(e);

(f) Equipment. all manufacturing fixtures, machinery, installations, equipment, computers, furniture, tools, spare parts, supplies, automobiles, trucks, materials, and other personal property primarily related to the Healthcare Business, including those information technology assets set forth on Schedule 2.2(f);

(g) Intellectual Property. (i) all Copyrights and Patents set forth on the Patent Transfer Agreements as to be transferred to a Halyard Party; and (ii) all business and technical information, nonpatented inventions, patent disclosures, Trade Secrets, Know-How and invention disclosures set forth on the Patent Transfer Agreements as to be transferred to a Halyard Party;

(h) Contracts. all contracts, agreements, arrangements, leases, manufacturers’ warranties, memoranda, understandings and offers open for acceptance of any nature, whether written or oral (the “Contracts”) set forth below (other than Real Estate Leases, Personal Property Leases and employment contracts):

(i) all Contracts related to acquisitions or divestitures of assets or stock primarily related to the Healthcare Business, including Contracts primarily related to the transactions set forth on Schedule 2.2(h)(i), except to the extent any such Contracts primarily relate to the Retained Business and except to the extent indicated on Schedule 2.2(h)(i);

(ii) all supplier Contracts primarily related to the Healthcare Business relating either to raw materials or distributed products, including those set forth on Schedule 2.2(h)(ii);

(iii) all Contracts with third-parties primarily related to the Healthcare Business relating to services provided to, or for the benefit of, Halyard, including those set forth on Schedule 2.2(h)(iii);

(iv) the Shared Contracts set forth on Schedule 2.2(h)(iv); and

(v) all other Contracts primarily related to the Healthcare Business, including those set forth on Schedule 2.2(h)(v);

(i) Permits and Licenses. all permits, approvals, licenses, franchises, authorizations or other rights granted by any Governmental Authority held or applied for by Kimberly-Clark and its Subsidiaries and that are primarily related to the Healthcare Business or that are primarily related to the Transferred Assets, and all other consents, grants and other rights that are used primarily for the lawful ownership of the Transferred Assets or the operation of the Healthcare Business and that are legally transferable to Halyard;

(j) Claims and Indemnities. all rights, claims, demands, causes of action, judgments, decrees and rights to indemnity or contribution, whether absolute or contingent, contractual or otherwise, in favor of Kimberly-Clark or any of its Subsidiaries primarily related to the Healthcare Business, including the right to sue, recover and retain such recoveries and the right to continue in the name of Kimberly-Clark and its Subsidiaries any pending actions relating to the foregoing, and to recover and retain any damages therefrom;

(k) Books and Records. all books and records (including all records pertaining to customers, suppliers and personnel, and all data, in whatever form), wherever located, that are primarily related to the Healthcare Business;

(l) Supplies. all office supplies, production supplies, spare parts, purchase orders, forms, labels, shipping material, art work, catalogues, sales brochures, operating manuals and advertising and promotional material and all other printed or written material primarily related to the Healthcare Business;

(m) Trademarks. all Trademarks and domain names set forth on the Trademark Transfer Agreements as to be transferred to a Halyard Party;

(n) Tax Credits. any right, title or interest in any Tax refund, credit or benefit to which any of the Halyard Parties is entitled in accordance with the terms of the Tax Matters Agreement;

(o) Lexington Mill Assets. all assets transferred to Halyard North Carolina, Inc. pursuant to the Lexington Contribution Agreement;

(p) Accruals. any amounts accrued on the books and records of Kimberly-Clark or its Subsidiaries with respect to any Transferred Liabilities; and

(q) Other Assets. all other assets, tangible or intangible, including all goodwill, that are primarily related to the Healthcare Business, including, without limitation, domain names and websites, other than email addresses.

SECTION 2.3 Retained Assets. Notwithstanding anything to the contrary herein, the following assets (the “Retained Assets”) are not, and shall not be deemed to be, Transferred Assets:

(a) cash and cash equivalents, any cash on hand or in bank accounts, certificates of deposit, commercial paper and similar securities, except for (i) deposits securing bonds, letters of credit, leases and all other obligations primarily related to the Healthcare Business, (ii) petty cash and impressed funds primarily related to the Healthcare Business, and (iii) cash, cash equivalents, certificates of deposit, commercial paper and similar securities held in bank accounts of Halyard or any of its Subsidiaries;

(b) the Retained Receivables;

(c) any right, title or interest in and to any Tax refund, credit or benefit to which any of the Kimberly-Clark Parties is entitled in accordance with the terms of the Tax Matters Agreement;

(d) any amounts accrued on the books and records of Kimberly-Clark or its Subsidiaries with respect to any Retained Liabilities;

(e) any right, title or interest in and to any prepaid insurance premiums for the Kimberly-Clark Policies existing immediately prior to the Distribution;

(f) all Trademarks and domain names other than those set forth on the Trademark Transfer Agreements as to be transferred to a Halyard Party;

(g) all Copyrights and Patents and all business and technical information, nonpatented inventions, patent disclosures, Trade Secrets, Know-How and invention disclosures other than those set forth set forth on the Patent Transfer Agreements as to be transferred to a Halyard Party;

(h) all Shared Contracts not set forth on Schedule 2.2(h)(iv);

(i) all information technology assets other than those set forth on Schedule 2.2(f);

(j) all Excluded Non-Woven Assets;

(k) all other assets of the Kimberly-Clark Parties other than the Transferred Assets; and

(l) all other assets set forth on Schedule 2.3(l).

SECTION 2.4 Assumption of Liabilities. In connection with the transactions contemplated by this Article II, and except as set forth in Section 2.5, Halyard shall, or shall cause the Halyard Parties to assume, and to pay, comply with and discharge all contractual and other Liabilities in accordance with their terms of Kimberly-Clark or its Subsidiaries arising out of the ownership or use of the Transferred Assets or the operation of the Healthcare Business, whether due or to become due, including:

(a) all Liabilities of Kimberly-Clark and its Subsidiaries that are reflected, disclosed or reserved for on the Balance Sheet, as such Liabilities may be increased or decreased in the operation of the Healthcare Business from the date of the Balance Sheet through the Effective Time;

(b) all Liabilities of Kimberly-Clark and its Subsidiaries under or related to the Real Estate Leases, the Personal Property Leases and the Contracts, such assumption to occur as (i) assignee if such Real Estate Leases, Personal Property Leases and Contracts are assignable and are assigned or otherwise transferred to the Halyard Parties, or (ii) subcontractor, sublessee or sublicensee as provided in Section 6.3 if such assignment of such Real Estate Leases, Personal Property Leases and Contracts and/or proceeds thereof is prohibited by law, by the terms thereof or not permitted by the other contracting party;

(c) all Liabilities of Kimberly-Clark and its Subsidiaries in connection with claims of past or current directors, officers, employees, agents, consultants, advisors and other representatives of the Healthcare Business, except as otherwise expressly provided in this Agreement or the Employee Matters Agreement;

(d) all Liabilities of Kimberly-Clark and its Subsidiaries related to any and all Actions asserting a violation of any law, rule or regulation arising out of the operations of the Healthcare Business or the ownership or use of the Transferred Assets, whether before or after the Effective Time and all Liabilities relating to Assumed Actions;

(e) all Liabilities for which Halyard is liable in accordance with the terms of the Tax Matters Agreement;

(f) the Liabilities set forth on Schedule 2.4(f);

(g) all Liabilities assumed by Halyard North Carolina, Inc. pursuant to the Lexington Contribution Agreement;

(h) all rebate Liabilities arising out of the ownership or use of the Transferred Assets or the operation of the Healthcare Business (the “Rebates”), other than the Retained Rebate Liabilities;

(i) all customer incentive Liabilities that are accrued by Kimberly-Clark and its Subsidiaries in connection with the ownership or use of the Transferred Assets or the operation of the Healthcare Business; and

(j) all other Liabilities of Kimberly-Clark and its Subsidiaries arising out of the ownership or use of the Transferred Assets or the operation of the Healthcare Business, whether existing on the date hereof or arising at any time or from time to time after the date hereof, and whether based on circumstances, events or actions arising heretofore or hereafter, whether or not such Liabilities shall have been disclosed herein, and whether or not reflected on the books and records of Kimberly-Clark and its Subsidiaries or Halyard and its Subsidiaries or the Balance Sheet.

The Liabilities described in this Section 2.4 are referred to in this Agreement collectively as the “Assumed Liabilities.”

SECTION 2.5 Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, neither Halyard nor any of the other Halyard Parties shall assume or have any assumed liability for any of the following Liabilities of the Kimberly-Clark Parties (the “Retained Liabilities”):

(a) except as provided in the Employee Matters Agreement, the Liabilities under the Kimberly-Clark employee benefit plans;

(b) all Liabilities for which Kimberly-Clark is liable in accordance with the terms of the Tax Matters Agreement;

(c) all Liabilities arising out of the ownership or use of the Retained Assets or the operation of the Retained Business;

(d) all liabilities relating to the Retained Payables;

(e) the rebate Liabilities set forth on Schedule 2.5(e) (the “Retained Rebate Liabilities”); and

(f) the Liabilities set forth on Schedule 2.5(f).

SECTION 2.6 Termination of Existing Intercompany Agreements. Except as otherwise expressly provided in this Agreement, the Operating Agreements or as set forth on Schedule 2.6 and except for all receivables and payables accrued in the ordinary course of business of the Kimberly-Clark Parties and the Halyard Parties, all Intercompany Agreements and all other intercompany arrangements and course of dealings, whether or not in writing and whether or not binding, in effect immediately prior to the Effective Time, shall be terminated and be of no further force and effect from and after the Effective Time.

SECTION 2.7 Shared Contracts.

(a) With respect to Liabilities pursuant to, arising under or relating to any Shared Contract, including those set forth in Schedule 2.7, such Liabilities shall be allocated between the Kimberly-Clark Parties, on the one hand, and the Halyard Parties on the other hand, as follows:

(i) first, if a Liability is incurred exclusively in respect of a benefit received by one Party, the Party receiving such benefit shall be responsible for such Liability; and

(ii) second, if a Liability cannot be so allocated under clause (i), such Liability shall be allocated between the Parties based on the relative proportions of total benefit received (over the term of the Shared Contract, measured as of the date of the allocation) under the relevant Shared Contract. Notwithstanding the foregoing, each Party shall be responsible for any and all Liabilities arising out of or resulting from its breach of the relevant Shared Contract.

(b) If any of the Kimberly-Clark Parties, on the one hand, or any of the Halyard Parties, on the other hand, receive any benefit or payment under any Shared Contract that was intended for the other Party, the Party receiving such benefit or payment will use commercially reasonable efforts to deliver, transfer or otherwise afford such benefit or payment to the other Party.

SECTION 2.8 Related Transactions.

(a) On or before the Distribution Date, Halyard shall and shall cause the other Halyard Parties to (i) enter into the Credit Facility and related agreements, (ii) consummate the Notes Offering and (iii) borrow under the Credit Facility such amount, if any, as may be necessary in order to enable Halyard to make the payment described in Section 2.8(b).

(b) Immediately prior to the Distribution, Halyard will make a distribution (the “Special Distribution”) to Kimberly-Clark by wire transfer of immediately available funds to an account specified by Kimberly-Clark, in an amount that is equal to (i) the estimated amount of all cash, cash equivalents, certificates of deposit, commercial paper and similar securities held in bank accounts of Halyard or any of its Subsidiaries immediately prior to the Distribution, minus (ii) $40 million (the “Target Cash Amount”), minus (iii) $1 million (in settlement of certain pre-existing compensation obligations), and minus (iv) the estimated aggregate net dollar amount of the positive difference, if any, between the Retained Receivables minus the Retained Payables immediately prior to the Distribution. The funds received by Kimberly-Clark under the Special Distribution (and, without duplication, any cash proceeds from the transfer of Kimberly-Clark’s interest in Arabian Medical Products Mfg. Co. to Halyard pursuant to the transactions set forth in Schedule 2.1), subject to any adjustment pursuant to subsection (c) below, shall be used by Kimberly-Clark solely for purposes of making open market purchases of shares of Kimberly-Clark Common Stock.

(c) Promptly following the Distribution Date, but in no event later than 21 days thereafter, Kimberly-Clark shall determine the actual amounts of (i) all cash, cash equivalents, certificates of deposit, commercial paper and similar securities that were held in bank accounts of Halyard or any of its Subsidiaries as of the Distribution (after giving effect to the Special Distribution) (the “Actual Cash Amount”), and (ii) the aggregate net dollar amount of the positive difference, if any, between the Retained Receivables minus the Retained Payables as of the Distribution (the “Actual Retained Working Capital Amount”), and shall provide a written statement to Halyard, including reasonable back-up information related thereto, setting forth in commercially reasonable detail such amounts and the method of determination. Halyard shall provide Kimberly-Clark with reasonable access to such information as may be required to make such determination. In the event that Halyard disputes the correctness of the determination of the Actual Cash Amount or the Actual Retained Working Capital Amount, Halyard shall notify Kimberly-Clark in writing of its objections within 10 days after receipt of such statement and shall set forth, in reasonable detail, the reasons for Halyard’s objections. Kimberly-Clark and Halyard shall endeavor in good faith to resolve any disputed matters within 10 days after Kimberly-Clark’s receipt of Halyard’s notice of objections. If Kimberly-Clark and Halyard are unable to resolve the disputed matters, Kimberly-Clark and Halyard shall, as promptly as practicable, mutually select and engage an independent nationally recognized public accounting firm to resolve the matters in dispute, and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on Kimberly-Clark and Halyard. The determination of such firm shall be based solely on presentations by Kimberly-Clark and Halyard and shall not be by independent review. In reaching its determination, the only alternatives available to such firm shall be to (i) accept the position of Kimberly-Clark, (ii) accept the position of Halyard or (iii) accept a position between those two positions. The Actual Cash Amount and the Actual Retained Working Capital Amount, as finally determined pursuant to this subsection (c) (whether by failure of Halyard to deliver notice of objection within 10 days after receipt of such statement, by agreement of Kimberly-Clark and Halyard or by determination of the independent accountants selected as set forth above) shall be final, non-appealable and binding on the Parties.

(d) If, following final determination of the Actual Cash Amount and the Actual Retained Working Capital Amount in accordance with the foregoing, the Actual Cash Amount is less than the sum of (i) $41 million and (ii) the Actual Retained Working Capital Amount, Kimberly-Clark shall pay to Halyard, by wire transfer of immediately available funds to an account specified by Halyard, the amount of such difference. In the event that the final determination of the Actual Cash Amount and the Actual Retained Working Capital Amount has not been completed within 40 days following the Distribution Date, Kimberly-Clark shall promptly pay to Halyard any amounts due to Halyard based upon Kimberly-Clark’s calculation of the Actual Cash Amount and the Actual Retained Working Capital Amount. If the final determination of the Actual Cash Amount and the Actual Retained Working Capital Amount results in any additional amount payable to Halyard beyond the foregoing payment, Kimberly-Clark shall promptly pay such additional amount. For the avoidance of doubt, no payment shall be required by either Party if the Actual Cash Amount is greater than the sum of (x) $41 million and (y) the Actual Retained Working Capital Amount.

SECTION 2.9 Waiver of Bulk-Sale and Bulk-Transfer Laws. Kimberly-Clark hereby waives compliance by each and every Kimberly-Clark Party with the requirements and provisions of any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the transfer of any or all of the Transferred Assets to the Halyard Parties. Halyard hereby waives compliance by each and every Halyard Party with the requirements and provisions of any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the transfer of any or all of the Transferred Assets to the Halyard Parties.

ARTICLE III

THE DISTRIBUTION

SECTION 3.1 Issuance and Delivery of Halyard Shares. Halyard shall issue to Kimberly-Clark the number of Halyard Shares required so that the total number of Halyard Shares held by Kimberly-Clark immediately prior to the Distribution is equal to the total number of Halyard Shares distributable pursuant to Section 3.2. Kimberly-Clark shall deliver to the Agent one or more stock certificates representing all Halyard Shares then issued and outstanding, together with one or more stock power(s) endorsed in blank and, with respect to any uncertificated shares to be distributed pursuant to Section 3.2, shall take such steps as are necessary to permit such shares to be distributed in the manner described in Section 3.2. Kimberly-Clark and Halyard shall cause the Agent to distribute such shares in the manner described in Section 3.2.

SECTION 3.2 Distribution of Halyard Shares. Kimberly-Clark shall instruct the Agent to (i) distribute the Halyard Distributable Share to each holder of record of Kimberly-Clark Common Stock at the close of business on the Record Date, and (ii) after completing the transactions described in Section 3.3, deliver to Halyard as a contribution to Halyard, all remaining Halyard Shares, if any, then held by the Agent. Any such returned Halyard Shares shall be immediately cancelled by Halyard and shall not constitute treasury shares. Each distributed Halyard Share shall be validly issued, fully paid and nonassessable and free of preemptive rights. The shares of Halyard Common Stock distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. Except as required by applicable law, no certificates therefor shall be distributed. Halyard shall cause the Agent to deliver an account statement to each holder of Halyard Common Stock reflecting such holder’s ownership interest in shares of Halyard Common Stock.

SECTION 3.3 Treatment of Fractional Shares. No certificates or scrip representing fractional Halyard Shares shall be issued in the Distribution. In lieu of receiving fractional shares, each holder of Kimberly-Clark Common Stock who would otherwise be entitled to receive a fractional Halyard Share pursuant to the Distribution will receive cash for such fractional share. Kimberly-Clark and Halyard shall instruct the Agent to determine the number of whole Halyard Shares and fractional Halyard Shares allocable to each holder of record of Kimberly-Clark Common Stock as of the close of business on Record Date, to aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in the open market at the then prevailing prices on behalf of holders who would otherwise be entitled to receive fractional share interests, and to distribute to each such holder such holder’s ratable share of the total proceeds of such sale after making appropriate deductions of any Taxes required to be withheld with respect to the sale of such fractional share interests.

SECTION 3.4 Kimberly-Clark Board Action. The Kimberly-Clark Board of Directors shall, in its sole discretion, establish the Record Date and the Distribution Date and all appropriate procedures in connection with the Distribution. The Kimberly-Clark Board of Directors also shall have the right, in its sole discretion, to adjust the distribution ratio set forth in the definition of Halyard Distributable Share at any time prior to the Distribution. The consummation of the transactions provided for in this Article III shall only be effected after the Distribution has been declared by the Kimberly-Clark Board of Directors.

SECTION 3.5 Additional Approvals. Kimberly-Clark shall cooperate with Halyard in effecting, and if so requested by Halyard, Kimberly-Clark shall, as the sole stockholder of Halyard prior to the Distribution, ratify any actions which are reasonably necessary or desirable to be taken by Halyard to effectuate the transactions referenced in or contemplated by this Agreement in a manner consistent with the terms hereof, including the preparation and implementation of appropriate plans, agreements and arrangements for employees of the Halyard Business and non-employee members of Halyard’s Board of Directors.

ARTICLE IV

BUSINESS SEPARATION CLOSING MATTERS

SECTION 4.1 Delivery of Instruments of Conveyance. In order to effectuate the transactions contemplated by Article II, the Parties shall execute and deliver, or cause to be executed and delivered, prior to or as of the Distribution Date such deeds, bills of sale, instruments of assumption, instruments of assignment, stock powers, certificates of title and other instruments of assignment, transfer, assumption and conveyance (collectively, the “Conveyancing Instruments”) as the Parties shall reasonably deem necessary or appropriate to effect such transactions.

SECTION 4.2 Delivery of Other Agreements. Prior to or as of the Distribution Date, the Parties shall execute and deliver, or shall cause to be executed and delivered, each of the Operating Agreements.

SECTION 4.3 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution, Kimberly-Clark shall deliver to Halyard all corporate books and records of Halyard Parties and copies of all corporate books and records of the Kimberly-Clark Parties primarily relating to the Halyard Business, including in each case all active agreements, litigation files and government filings.

ARTICLE V

NO REPRESENTATIONS AND WARRANTIES

SECTION 5.1 No Kimberly-Clark Representations or Warranties. Except as expressly set forth herein or in any Operating Agreement, Kimberly-Clark does not represent or warrant in any way (i) as to the value or freedom from encumbrance of, or any other matter concerning, any of the Transferred Assets or Assumed Liabilities, (ii) as to the legal sufficiency to convey title to any of the Transferred Assets on the execution, delivery and filing of any Conveyancing Instrument, or (iii) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any Actions, Transferred Assets or Assumed Liabilities, including accounts receivable. ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, TITLE, VALUE, NON-INFRINGEMENT, PERFORMANCE, FREEDOM FROM ENCUMBRANCE OR ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, and the Halyard Parties shall bear the economic and legal risks that any conveyances of such assets shall prove to be insufficient or that the Halyard Parties’ title to any such assets shall be other than good and marketable and free of encumbrances. Except as expressly set forth in this

Agreement or in any Operating Agreement, Kimberly-Clark does not represent or warrant that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments, and, subject to Section 6.4, the Halyard Parties shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with. Notwithstanding the foregoing, the Parties shall fully cooperate and use commercially reasonable efforts to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

CERTAIN COVENANTS

SECTION 6.1 Material Governmental Approvals and Consents. The Parties will use commercially reasonable efforts to obtain any Material Governmental Approvals and Consents required by the transactions contemplated by this Agreement.

SECTION 6.2 Non-Assignable Contracts. If and to the extent that any Kimberly-Clark Party is unable to obtain any consent, approval or amendment necessary for the transfer or assignment to any Halyard Party of any Contract or other rights relating to the Halyard Business that would otherwise be transferred or assigned to such Halyard Party as contemplated by this Agreement or any other agreement or document contemplated hereby, (i) such Kimberly-Clark Party shall continue to be bound thereby and the purported transfer or assignment to such Halyard Party shall automatically be deemed deferred until such time as all legal impediments are removed and all necessary consents have been obtained, and (ii) unless not permitted by the terms thereof or by law, the Halyard Parties shall pay, perform and discharge fully all of the obligations of the Kimberly-Clark Parties thereunder from and after the Effective Time, or such earlier time as such transfer or assignment would otherwise have taken place, and indemnify the Kimberly-Clark Parties for all indemnifiable Losses arising out of such performance by such Halyard Party. The Kimberly-Clark Parties shall, without further consideration therefor, pay and remit to the applicable Halyard Party promptly all monies, rights and other considerations received in respect of such performance. The Kimberly-Clark Parties shall exercise or exploit their rights and options under all such Contracts and other rights, agreements and documents referred to in this Section 6.2 only as reasonably directed by Halyard and at Halyard’s expense. If and when any such consent, approval or amendment shall be obtained or such Contract or other right or agreement shall otherwise become transferable or assignable or be able to be novated, the Kimberly-Clark Parties shall promptly assign or transfer and novate (to the extent permissible) all of their rights and obligations thereunder to the applicable Halyard Party without payment of further consideration, and the Halyard Party shall, without the payment of any further consideration therefor, assume such rights and obligations. To the extent that the transfer or assignment of any Contract or other right (or the proceeds thereof) pursuant to this Section 6.2 is prohibited by law or the terms thereof, this Section 6.2 shall operate to create a subcontract with the applicable Halyard Party to perform each relevant Contract or other right, agreement or document at a subcontract price equal to the monies, rights and other considerations received by the Kimberly-Clark Parties with respect to the performance by such Halyard Party.

SECTION 6.3 Novation of Assumed Liabilities; Release of Guarantees.

(a) Except as otherwise specifically provided in Section 2.7 with respect to Shared Contracts and elsewhere in this Agreement, it is expressly understood and agreed to by the Parties that upon the assumption by the Halyard Parties of the Assumed Liabilities, the Kimberly-Clark Parties and their respective officers, directors and employees shall be released unconditionally by the Halyard Parties from any and all Liability, whether joint, several or joint and several, for the discharge, performance or observance of any of the Assumed Liabilities, so that the Halyard Parties will be solely responsible for such Assumed Liabilities.

(b) The Halyard Parties, at the reasonable request of any Kimberly-Clark Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any consent, approval, substitution or amendment required to novate (including with respect to any federal government contract) or assign all obligations under the Assumed Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than the Halyard Parties.

(c) If a Halyard Party is unable to obtain any such required consent, approval, substitution or amendment, the applicable Kimberly-Clark Party shall continue to be bound by such Assumed Liability and, unless not permitted by law or the terms thereof, the Halyard Parties shall, as agent or subcontractor for the Kimberly-Clark Parties, pay, perform and discharge fully all of the obligations or other Liabilities of the Kimberly-Clark Parties thereunder from and after the date hereof. The Halyard Parties shall indemnify and hold harmless the Kimberly-Clark Parties against any Liabilities arising in connection with such Assumed Liability. Except as otherwise set forth in this Agreement, the Kimberly-Clark Parties shall, without further consideration, pay and remit, or cause to be paid or remitted, to the applicable Halyard Party promptly the after-Tax amount of all money, rights and other consideration received by it in respect of such performance (unless any such consideration is a Retained Asset). If and when any such consent, approval, substitution or amendment shall be obtained or such Assumed Liability shall otherwise become assignable or be able to be novated, the applicable Kimberly-Clark Party shall thereafter assign, or cause to be assigned, all of their rights, obligations and other Liabilities thereunder to the applicable Halyard Party shall, without payment of further consideration, and the Halyard Parties shall, without the payment of any further consideration, assume such rights and obligations.

SECTION 6.4 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Contribution, the Distribution, the Operating Agreements and the other transaction, agreements and documents contemplated hereby, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement, and (iv) to the Parties’ mutual reasonable satisfaction, the conclusion of any information or consultation obligation owed to employees (or their relevant representatives) in respect of the matters contemplated herein (the “Employee Consultation Process”). Without limiting the generality of the foregoing, each Party shall cooperate with the other Party to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, Contract or other instrument (“Third Party Consents”), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to confirm the title of the Halyard Parties to all of the Transferred Assets, to put the applicable Halyard Party in actual possession and operating control thereof and to permit the applicable Halyard Party to exercise all rights with respect thereto and to effectuate the provisions and purposes of this Agreement and the other agreements and documents contemplated hereby or thereby.

(b) If, as a result of mistake or oversight, any asset reasonably necessary to the conduct of the Halyard Business is not transferred to the applicable Halyard Party, or any asset reasonably necessary to the conduct of the Retained Business is transferred to any Halyard Party, Kimberly-Clark and Halyard shall negotiate in good faith after the Distribution to determine whether such asset should be transferred to a Halyard Party or to a Kimberly-Clark Party, as the case may be, and the terms and conditions upon which such asset shall be made available to a Halyard Party or to a Kimberly-Clark Party, as the case may be. Unless expressly provided to the contrary in this Agreement or any Operating Agreement, if, as a result of mistake or oversight, any Liability arising out of or relating to the Halyard Business is retained by any Kimberly-Clark Party, or any Liability arising out of or relating to the Retained Business is assumed by any Halyard Party, Kimberly-Clark and Halyard shall negotiate in good faith after the Distribution to determine whether such Liability should be transferred to a Halyard Party or a Kimberly-Clark Party, as the case may be, and/or the terms and conditions upon which any such Liability shall be transferred.

(c) In the event that at any time and from time to time after the Effective Time, any Kimberly-Clark Party shall receive from a third party an asset of the Halyard Business (including any remittances from account debtors in respect of the Halyard Business), such Party shall promptly transfer such asset to the appropriate Halyard Party. In the event that at any time and from time to time after the Effective Time, any Halyard Party shall receive from a third party an asset of the Retained Business (including any remittances from account debtors in respect of the Retained Business), such Party shall promptly transfer such asset to the appropriate Kimberly-Clark Party. Each Party shall cooperate with the other Party and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 6.4.

SECTION 6.5 Collection of Accounts Receivable.

(a) Following the Distribution, the Kimberly-Clark Parties shall be entitled to control all collection actions related to the Retained Business and the Halyard Parties shall be entitled to control all collection actions related to the Halyard Business, in each case including the determination of what actions are necessary or appropriate and when and how to take any such action.

(b) If, after the Distribution, any Halyard Party shall receive any remittance from any account debtors with respect to the accounts receivable arising out of the Retained Business or other amounts due any Kimberly-Clark Party in respect of services rendered by any Kimberly-Clark Party after the Distribution, or any Kimberly-Clark Party shall receive any remittance from any account debtors with respect to the accounts receivable arising out of the Halyard Business or other amounts due any Halyard Party in respect of services rendered by any Halyard Party after the Distribution, such Party shall receive and deposit such remittance and hold the same for the benefit of the other Party. The Parties shall reconcile any amounts held under this Section 6.5 on a weekly basis, with the difference between the amounts held by each Party for the benefit of the other being settled by a cash payment to be made as soon as practicable following such reconciliation and, in any event, no later than five business days following the completion of such reconciliation.

(c) Each Party shall deliver to the other such schedules and other information with respect to accounts receivable as each shall reasonably request from time to time in order to permit such Parties to reconcile their respective records and to monitor the collection of all accounts receivable. Each Party shall afford the other reasonable access to its books and records relating to any accounts receivable.

(d) Notwithstanding anything to the contrary in this Section 6.5, with respect to the Retained Receivables, the Kimberly-Clark Parties shall process and seek to collect payment on such Retained Receivables in the ordinary course of business, consistent with past practice. If any such Retained Receivables becomes more than 60 days past due, Kimberly-Clark shall provide written notice thereof to Halyard and Halyard shall promptly elect to either (i) purchase such past due Retained Receivable from Kimberly-Clark for a purchase price equal to the full amount of such past due Retained Receivable, or (ii) authorize Kimberly-Clark to undertake formal collection efforts at Kimberly-Clark’s expense. Halyard shall provide to Kimberly-Clark written notice of Halyard’s election under this Section 6.5 within five (5) days following Halyard’s receipt of the written notice from Kimberly-Clark referenced above. If Halyard fails to timely provide such written notice, it shall be deemed to have elected the option set forth in (d)(ii) above. Halyard shall promptly reimburse Kimberly-Clark for any amount by which the amount paid in respect of any Retained Receivable is reduced by any Rebate.

SECTION 6.6 Cooperation Regarding Accounts Payable.

(a) Following the Distribution, the Kimberly-Clark Parties shall be entitled to control the handling and payment of all accounts payable requirements of the Retained Business and the Halyard Parties shall be entitled to control the handling and payment of all accounts payable requirements of the Halyard Business.

(b) If, after the Distribution, any Halyard Party shall receive any invoices from any account creditors with respect to the accounts payable arising out of the Retained Business or other amounts owed by any Kimberly-Clark Party in respect of services rendered thereto after the Distribution, or any Kimberly-Clark Party shall receive any invoices from any account creditors with respect to the accounts payable arising out of the Halyard Business or other amounts owed by any Halyard Party in respect of services rendered thereto after the Distribution, such Party shall promptly forward such invoice to the other Party.

(c) Each Party shall deliver to the other such schedules and other information with respect to accounts payable as each shall reasonably request from time to time in order to permit such Parties to reconcile their respective records and to monitor the payment of all accounts payable. Each Party shall afford the other reasonable access to its books and records relating to any accounts payable.

(d) Notwithstanding anything to the contrary in this Section 6.6, with respect to the Retained Payables, the Kimberly-Clark Parties shall pay such Retained Payables in the ordinary course of business, consistent with past practice. If any such Retained Payables become more than 60 days past due, at Halyard’s option and upon written notice thereof to Kimberly-Clark, Halyard may pay the applicable creditor the full amount of such past due Retained Payables, and Kimberly-Clark shall reimburse Halyard for the full amount of such payment, together with any late fees or penalties owed to the applicable creditor.

SECTION 6.7 Election of Halyard Board of Directors. Prior to the Distribution, Kimberly-Clark agrees to vote all shares of Halyard Common Stock held by it in favor of the nominees to the Board of Directors of Halyard, as set forth on Schedule 6.7.

SECTION 6.8 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Operating Agreement, any amount not paid when due pursuant to this Agreement or any Operating Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 60 days of the date of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%.

SECTION 6.9 Registration and Listing. Prior to the Distribution:

(a) Kimberly-Clark and Halyard shall cooperate with respect to the preparation of the Form 10, to effect the registration of the Halyard Common Stock under the Exchange Act. The Form 10 shall include an information statement to be sent by Kimberly-Clark to its stockholders in connection with the Distribution (the “Information Statement”). Halyard and Kimberly-Clark shall use commercially reasonable efforts to cause the Form 10 to become and remain effective under the Exchange Act as soon as reasonably practicable. As soon as practicable after the Record Date is designated, Kimberly-Clark shall mail the Information Statement to the holders of Kimberly-Clark Common Stock as of that Record Date.

(b) The Parties shall use commercially reasonable efforts to take all such action as may be necessary or appropriate under state and foreign securities and “Blue Sky” laws in connection with the transactions contemplated by this Agreement.

(c) Kimberly-Clark and Halyard shall prepare, and Halyard shall file and seek to make effective, an application for the listing of the Halyard Common Stock on the NYSE, subject to official notice of issuance. Kimberly-Clark shall, to the extent commercially reasonable, give the National Association of Securities Dealers, Inc., notice of the Record Date in compliance with Rule 10b-17 of the Securities Exchange Act of 1934, as amended.

(d) The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto that are necessary or appropriate in order to effect the transactions contemplated hereby or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

SECTION 6.10 No Noncompetition.

(a) After the Distribution, except as otherwise provided in the Operating Agreements, (i) either Party may engage in the same or similar activities or lines of business as the other Party, (ii) either Party may, do business, or refrain from doing business, with any potential or actual supplier or customer of the other Party, (iii) for a period of 24 months following the Effective Time, Kimberly-Clark shall not, and shall cause its Affiliates to not, take any steps to enforce any non-competition covenant that any such Person may have with any employee or former employee thereof (to the extent that such covenant was in place as of the Effective Time), in connection with such individual’s provision of services to a Halyard Party, and (iv) for a period of 24 months following the Effective Time, Halyard shall not, and shall cause its Affiliates to not, take any steps to enforce any non-competition covenant that any such Person may have with any employee or former employee thereof (to the extent that such covenant was in place as of the Effective Time), in connection with such individual’s provision of services to a Kimberly-Clark Party.

(b) the Parties shall not, and shall cause their respective Affiliates to not, take any steps to enforce any non-compete covenant any such entity may have with any Business Employee (as that term is used in the Employee Matters Agreement) insofar as such Business Employee may provide services to either a Kimberly-Clark Party or to a Halyard Party.

(c) In the event that Kimberly-Clark or any other Kimberly-Clark Party, or any director or officer of Kimberly-Clark or any other Kimberly-Clark Party, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Kimberly-Clark or any other Kimberly-Clark Party and Halyard or any other Halyard Party, neither Kimberly-Clark nor any other Kimberly-Clark Party, nor any director or officer of Kimberly-Clark or any other Kimberly-Clark Party, shall have any duty to communicate or present such corporate opportunity to Halyard or any other Halyard Party and shall not be liable to Halyard or any other Halyard Party or to Halyard’s stockholders for breach of any fiduciary duty as a stockholder of Halyard or an officer or director thereof by reason of the fact that Kimberly-Clark or any other Kimberly-Clark Party pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to Halyard or any other Halyard Party.

(d) In the event that Halyard or any other Halyard Party, or any director or officer of Halyard or any other Halyard Party, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Kimberly-Clark or any other Kimberly-Clark Party and

Halyard or any other Halyard Party, neither Halyard nor any other Halyard Party, nor any director or officer of Halyard or any other Halyard Party, shall have any duty to communicate or present such corporate opportunity to Kimberly-Clark or any other Kimberly-Clark Party and shall not be liable to Kimberly-Clark or any other Kimberly-Clark Party or to Kimberly-Clark’s stockholders for breach of any fiduciary duty as a stockholder of Kimberly-Clark or an officer or director thereof by reason of the fact that Halyard or any other Halyard Party pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to Kimberly-Clark or any other Kimberly-Clark Party.

(e) For the avoidance of doubt, to the extent that any person who is a director or officer of Kimberly-Clark or any other Kimberly-Clark Party is also a director or officer of Halyard or any other Halyard Party, such person shall have no duty to communicate or present any corporate opportunity of which he or she acquires knowledge to Halyard or any other Halyard Party and shall not be liable to Halyard or any other Halyard Party or to Halyard’s stockholders for breach of any fiduciary duty as an officer or director of Halyard by reason of the fact that Kimberly-Clary or any other Kimberly-Clark Party pursues or acquires such corporate opportunity, directs such corporate opportunity to another Person, or does not present such corporate opportunity to Halyard or any other Halyard Party.

SECTION 6.11 Litigation.

(a) Except as provided in Article VIII, as of the Effective Time, the Halyard Parties shall assume and pay all Liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs incurred after the Effective Time. “Assumed Actions” means those cases, claims and investigations, whether arising before or after the Effective Time (in which any Kimberly-Clark Party or any Affiliate of a Kimberly-Clark Party, other than Halyard and its Subsidiaries, is a defendant or the party against whom the claim or investigation is directed), primarily related to the Halyard Business, including those listed on Schedule 6.11(a) as “assumed actions,” but expressly excluding those listed on Schedule 6.11(a) as “excluded actions” (the “Excluded Actions”). Except as provided in Article VIII, the Kimberly-Clark Parties shall retain and pay all Liabilities that may result from the Excluded Actions and all fees and costs relating to the defense of the Excluded Actions, including attorneys’ fees and costs incurred after the Effective Time.

(b) The Kimberly-Clark Parties shall transfer the Transferred Actions to Halyard, and Halyard shall receive and have the benefit of all of the proceeds of such Transferred Actions. “Transferred Actions” means those cases and claims pending as of the Effective Time (in which any Kimberly-Clark Party or any of its Affiliates is a plaintiff or claimant), primarily relating to the Halyard Business, including those listed on Schedule 6.11(b).

(c) Each Party agrees that at all times from and after the Distribution, if an Action is commenced by a third party naming both Parties as defendants thereto and with respect to which one Party is a nominal defendant, then the other Party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action.

SECTION 6.12 Signs; Use of Company Name. Prior to March 1, 2015, (i) Halyard shall, at its expense, remove (or, if necessary, on an interim basis cover up) any and all exterior and interior signs and identifiers on the Transferred Assets that refer or pertain to any Kimberly-Clark Party or the Retained Business, and (ii) Kimberly-Clark shall, at its expense remove (or, if necessary, on an interim basis cover up) any and all exterior and interior signs and identifiers on the Retained Assets that refer or pertain to any Halyard Party or the Transferred Business. After such period, except as otherwise permitted by the terms of the Operating Agreements (i) the Halyard Parties shall not use or display the name “Kimberly-Clark” or any variations thereof, or other trademarks, any tradenames, logos or identifiers using any of such names or otherwise owned by or licensed to any Kimberly-Clark Party that have not been assigned or licensed to a Halyard Party, and (ii) the Kimberly-Clark Parties shall not use or display the name “Halyard Health” or any variations thereof, or other trademarks, tradenames, logos or identifiers using any of such names or otherwise owned by or licensed to any Halyard Party that have not been assigned or licensed to a Kimberly-Clark Party (collectively, the “Non-Permitted Names”), without the prior written consent of the other Party; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall prevent either Party from using the other’s name in public filings with Governmental Authorities, materials intended for distribution to either Party’s stockholders or any other communication in any medium that describes the relationship between the Parties, including materials distributed to employees relating to the transition of employee benefit plans; and provided further that Halyard shall be permitted to use its inventories of packaging and promotional materials and other supplies existing on the date hereof that bear the Kimberly-Clark name or logo until March 1, 2015.

SECTION 6.13 Conduct of Healthcare Business in Ordinary Course. The Parties hereby agree and acknowledge that it is their intent that between May 1, 2014 and the Effective Time the Healthcare Business be operated in the ordinary course of business consistent with past practice, other than such actions (including failures to act) and decisions relating solely to the Distribution and Contribution which were taken (or not taken) or made with the consent of the other Party (such operation of the Healthcare Business is referred to as the “Ordinary Course”).

ARTICLE VII

CONDITIONS TO THE DISTRIBUTION

The obligation of Kimberly-Clark to effect the Distribution is subject to the satisfaction or the waiver by Kimberly-Clark of each of the following conditions:

SECTION 7.1 Approval by Kimberly-Clark Board of Directors. This Agreement and the transactions contemplated hereby, including the declaration of the Distribution, shall have been duly approved by the Kimberly-Clark Board of Directors in accordance with applicable law and the Restated Certificate of Incorporation, as amended, and By-Laws, as amended, of Kimberly-Clark.

SECTION 7.2 Receipt of Tax Treatment Opinion. Kimberly-Clark shall have received an opinion of Baker Botts L.L.P., which shall not have been rescinded, to the effect that the Distribution will constitute a reorganization within the meaning of Sections 368(a)(l)(D) and 355 of the Code, and Kimberly-Clark, Halyard Health and Kimberly-Clark’s shareholders will not be subject to U.S. tax in respect of the Distribution, other than with respect to (i) cash received by Kimberly-Clark’s shareholders in lieu of fractional shares, (ii) any income or gain from or attributable to inter-company transactions or excess loss accounts which are required to be taken into account by Kimberly-Clark in connection with the Distribution under Treasury regulation section 1.1502-13 or 1.1502-19, respectively, and (iii) any income or gain resulting from any actual or deemed transfer of property from Halyard Health to Kimberly-Clark as a result of any rights granted by Halyard Health to Kimberly-Clark pursuant to the Patent License Agreements, as a result of any rights granted by Halyard Health to Kimberly-Clark pursuant to the Trademark License Agreements, or otherwise.

SECTION 7.3 Receipt of Solvency Opinion. The Parties shall have received an opinion from Houlihan Lokey Financial Advisors, Inc., which shall not have been rescinded, substantially to the effect that Halyard, following the Contribution and Distribution, will be solvent and sufficiently capitalized to continue operations as a going concern.

SECTION 7.4 Compliance with State and Foreign Securities and “Blue Sky” Laws. The Parties shall have taken all such action as may be necessary or appropriate under state and foreign securities and “blue sky” laws in connection with the Distribution.

SECTION 7.5 SEC Filings and Approvals. The Parties shall have prepared and Halyard shall, to the extent required under applicable law, have filed with the SEC any such documentation and “no action” letter requests that Kimberly-Clark determines are necessary or desirable to effectuate the Distribution, and each Party shall have obtained all necessary approvals or “no action” letters from the SEC.

SECTION 7.6 Effectiveness of Form 10; No Stop Order. The Form 10 shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Form 10 shall have been initiated or, to the knowledge of either of the Parties, threatened by the SEC.

SECTION 7.7 Dissemination of Information to Kimberly-Clark Stockholders. Prior to the Distribution, the Parties shall have prepared and mailed to the holders of Kimberly-Clark Common Stock such information concerning Halyard, its business, operations and management, the Distribution and such other matters as Kimberly-Clark shall reasonably determine and as may be required by law.

SECTION 7.8 Approval of NYSE Listing Application. The Halyard Common Stock to be distributed in the Distribution shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

SECTION 7.9 Operating Agreements. Each of the Operating Agreements shall have been executed and delivered, and each of such agreements shall be in full force and effect.

SECTION 7.10 Resignations. Prior to the Distribution, the individuals that were designated by Kimberly-Clark and identified by Halyard shall have resigned or been removed as officers and from all Boards of Directors or similar governing bodies of Halyard and its Subsidiaries.

SECTION 7.11 Consents.

(a) All Material Governmental Approvals and Consents required to permit the valid consummation of the Contribution and the Distribution shall have been obtained without any conditions being imposed that would have a material adverse effect on Kimberly-Clark or Halyard.

(b) Kimberly-Clark shall have obtained the Third Party Consents that shall be required in connection with the Distribution or Contribution, except those for which the failure to obtain such consents, approvals or waivers would not, in the reasonable opinion of Kimberly-Clark, individually or in the aggregate have a material adverse effect on Kimberly-Clark, Halyard or the consummation of the Contribution or Distribution.

SECTION 7.12 No Actions. No action, suit or proceeding shall have been instituted or threatened by or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator to restrain, enjoin or otherwise prevent the Distribution or the other transactions contemplated by this Agreement (including a stop order with respect to the effectiveness of the Form 10), and no order, injunction, judgment, ruling or decree issued by any court of competent jurisdiction shall be in effect restraining the Distribution or such other transactions.

SECTION 7.13 Consummation of Pre-Distribution Transactions. The pre-Distribution transactions contemplated by Sections 2.1 through 2.7 of this Agreement shall have been consummated in all material respects.

SECTION 7.14 Pre-Distribution Payment. The pre-Distribution distribution payment contemplated by Section 2.8(b) of this Agreement shall have been received by Kimberly-Clark.

SECTION 7.15 No Other Events. No other events or developments shall have occurred that, in the judgment of the Kimberly-Clark Board of Directors made in their sole discretion, would result in the Distribution having a material adverse effect on Kimberly-Clark or its stockholders.

SECTION 7.16 Satisfaction of Conditions. The satisfaction of the foregoing conditions are for the sole benefit of Kimberly-Clark and shall not give rise to or create any duty on the part of Kimberly-Clark or the Kimberly-Clark Board of Directors to waive or not waive any such condition, to effect the Distribution or in any way limit Kimberly-Clark’s power of termination set forth in Section 13.13.

SECTION 7.17 Employee Consultation. The completion, to the reasonable mutual satisfaction of the Parties, of any Employee Consultation Process in any relevant jurisdiction.

ARTICLE VIII

INSURANCE MATTERS

SECTION 8.1 Insurance Prior to the Effective Time. Except as may otherwise be expressly provided in this Article VIII, the Kimberly-Clark Parties shall not have any Liability whatsoever as a result of the insurance policies and practices of Kimberly-Clark in effect at any time prior to the Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy and the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise. Notwithstanding the prior sentence, Ridgeway Insurance Company, a wholly-owned Subsidiary of Kimberly-Clark, will continue to be responsible for any property damage to the Transferred Assets which occurs prior to October 1, 2014, to the extent that such damage is included in the scope of any property damage reinsurance in effect prior to the Effective Time maintained by Ridgeway Insurance Company.

SECTION 8.2 Ownership of Existing Policies and Programs. Kimberly-Clark or one or more of the other Kimberly-Clark Parties shall continue to own all property damage and business interruption, and liability insurance policies and programs (including primary and excess general liability, director and officer liability, automobile, workers’ compensation, property damage and business interruption, crime, surety and other similar insurance policies) in effect on or before the Effective Time (collectively, the “Kimberly-Clark Policies” and individually, a “Kimberly-Clark Policy”). Subject to the provisions of this Agreement, the Kimberly-Clark Parties shall retain all of their respective rights, benefits and privileges, if any, under the Kimberly-Clark Policies. Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the Kimberly-Clark Policies, with the exception of adding Halyard as a named insured under I-Flow’s when-made product liability policy (effective July 1, 2014 through July 1, 2015, and covering any claims made during that period), with Kimberly-Clark having all rights for claims related to I-Flow product liability prior to the Distribution Date. With respect to any claim under the Kimberly-Clark Policies relating to the Halyard Business or the Transferred Assets, Kimberly-Clark shall have sole responsibility for claims administration and financial administration of such policies, and such administration shall be governed solely by the terms of Sections 8.5 and 8.6. Except as expressly set forth in Sections 8.5 and 8.6, no Kimberly-Clark Party nor any of its Affiliates shall have any responsibility for, or obligation to, any Halyard Party or any of its Affiliates under the Kimberly-Clark Policies relating to any of the matters, losses or claims covered by or assumed to be covered by the Kimberly-Clark Parties for any period, whether prior to, on or after the Effective Time.

SECTION 8.3 Maintenance of Insurance for Halyard. Until the Effective Time, Kimberly-Clark will maintain in full force and effect its existing insurance to the extent that it applies to the Transferred Assets or the Halyard Business, which insurance policies are set forth on Schedule 8.3.

SECTION 8.4 Acquisition and Maintenance of Post-Distribution Insurance by Halyard. Commencing on and as of the Effective Time, Halyard shall be responsible for establishing and maintaining separate property damage and business interruption and liability insurance policies and programs (including primary and excess general liability, director and officer liability, automobile, workers’ compensation, property damage and business interruption, crime, surety and other similar insurance policies) for activities and claims involving any Halyard Party or any of their Affiliates, in each case with commercially reasonable and customary limits and deductibles. Each of the Halyard Parties and each of their Affiliates, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by the Halyard Parties and each of their Affiliates for claims involving any Halyard Party or any of its Affiliates.

SECTION 8.5 Property Damage and Business Interruption Insurance Claims Administration for Pre-Distribution Losses. For property damage and business interruption losses related to the Transferred Assets or the Halyard Business which occur prior to October 1, 2014, Kimberly-Clark shall have the sole right, responsibility and authority to submit and process claims, including claims that are to be paid by the Kimberly-Clark Parties in whole or in part because of insurance or reinsurance in support of property damage and business interruption insurance maintained by any Kimberly-Clark Party prior to the Effective Time. Any amounts received by Kimberly-Clark with respect to (i) any such claims that are resolved prior to the Effective Time shall be retained by Kimberly-Clark, and (ii) any such claims that remain unresolved as of the Effective Time that are settled subsequent to the Effective Time shall be paid to Halyard within 30 business days of receipt thereof by Kimberly-Clark.

SECTION 8.6 Liability and Workers Compensation Insurance Claims Administration for Pre-Distribution Occurrences.

(a) The Kimberly-Clark Parties shall have the sole right, responsibility and authority for the administration of United States workers compensation claims for pre-Distribution occurrences involving employees of the Halyard Business (collectively, the “K-C Administered Claims”). Schedule 8.6 identifies the K-C Administered Claims known as of the date of this Agreement, including those claims which are uninsured, where the claim is reasonably expected to result in a charge to Halyard of more than $50,000 (including those for which a reserve has been established). Halyard shall cooperate with Kimberly-Clark in asserting and pursuing coverage and payment for such claim by the appropriate insurance carrier(s).

(b) Upon notification by a Halyard Party or any of its Affiliates of a claim relating to a Halyard Party or any of its Affiliates under one or more of the Kimberly-Clark Policies, Kimberly-Clark shall cooperate with Halyard in asserting and pursuing coverage and payment for such claim by the appropriate insurance carrier(s). In asserting and pursuing such coverage and payment, and subject to Sections 8.6(c) and 10.6, Kimberly-Clark shall have sole power and authority to make binding decisions, determinations, commitments and stipulations on its own behalf and on behalf of the Halyard Parties and their Affiliates, which decisions, determinations, commitments and stipulations shall be final and conclusive if reasonably made to maximize the overall economic benefit of the Kimberly-Clark Policies.

(c) Kimberly-Clark shall give written notice to Halyard of any pre-Distribution liability or workers compensation claim which is uninsured due to the terms of the Kimberly-Clark Policies to the extent that any such claim is reasonably expected to result in a charge to Halyard (including those for which a reserve has been established) of more than $50,000 (an “Uninsured Claim”). With respect to any such Uninsured Claim, Kimberly-Clark shall use commercially reasonable efforts to (i) afford Halyard a reasonable opportunity to inspect and copy any written materials relating to the defense of such claim, (ii) consult with Halyard respecting the strategies for defending such Uninsured Claim, including a reasonable opportunity to review and comment upon any written materials before they are submitted to the claimant or others in defense of such Uninsured Claim, (iii) consult with and afford Halyard a reasonable opportunity to express its views before making or refusing to make any settlement offer to the claimant or before proceeding to trial, and (iv) obtain the consent of Halyard to settle, try or otherwise dispose of any such Uninsured Claim, which consent shall not be unreasonably withheld, conditioned or delayed. Halyard will indemnify and hold Kimberly-Clark harmless from any and all damages and liabilities resulting from or arising out of Halyard unreasonably withholding, conditioning or delaying its consent to settle, try or otherwise dispose of any such Uninsured Claim. Halyard hereby authorizes Kimberly-Clark to communicate solely with its Senior Vice President and General Counsel or Risk Manager (or their delegate) for all matters relating to this Section 8.6.

(d) Consistent with past practices and subject to Section 8.6(a), the Halyard Parties and their Affiliates shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions or uninsured costs arising from liability or workers compensation losses which are uninsured because of coverage terms or conditions of the policies covering such losses, or other charges (collectively, “Insurance Charges”) whenever occurring, which shall become due and payable under the terms and conditions of any applicable Kimberly-Clark Policy in respect of any liabilities, losses, claims or actions attributable to pre-Distribution occurrences, whenever becoming known, arising out of the ownership, use or operation of any of the assets, businesses, operations or liabilities of any Halyard Party or any of its Affiliates, which Insurance Charges are known or become known prior to, on or after the Distribution Date. To the extent that the terms of any applicable Kimberly-Clark Policy provide that any Kimberly-Clark Party shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to any Halyard Party, Kimberly-Clark shall be entitled to demand that Halyard make such payment directly to the Person or entity entitled thereto. In connection with any such demand, Kimberly-Clark shall submit to Halyard a copy of any invoice or listing of claims received by Kimberly-Clark pertaining to such Insurance Charges together with appropriate supporting documentation. In the event that Halyard fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by Kimberly-Clark, the Kimberly-Clark Parties may (but shall not be required to) pay such insurance charges for and on behalf of the Halyard Parties and, thereafter, the Halyard Parties shall forthwith reimburse Kimberly-Clark for such payment within 30 days.

SECTION 8.7 Non-Waiver of Rights to Coverage. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Article VIII, have any subrogation rights with respect thereto. It is expressly understood and agreed that no insurance carrier or any third party shall be entitled to a benefit (i.e., a benefit they would not be entitled to receive had no Distribution occurred or in the absence of the provisions of this Article VIII) by virtue of the provisions hereof.

SECTION 8.8 Scope of Affected Policies of Insurance. The provisions of this Article VIII relate solely to matters involving property, damage and business interruption, and liability insurance policies and programs, including, primary and excess general liability, director and officer liability, automobile, workers’ compensation, property damage and business interruption, crime, surety and other similar insurance policies, and shall not be construed to affect any obligation of or impose any obligation on the Parties with respect to any life, health and accident, dental or medical or any other insurance policies applicable to any of the officers, directors, employees or other representatives of the Parties or their Affiliates.

ARTICLE IX

DEBT ISSUANCE COSTS

SECTION 9.1 Debt Issuance Costs.

(a) Halyard will be responsible for, and will pay out of the proceeds of the borrowings described in Section 2.8 of this Agreement or otherwise, the Debt Issuance Costs.

(b) To the extent that Kimberly-Clark has paid any Debt Issuance Costs on behalf of Halyard prior to the Effective Time, Halyard will reimburse Kimberly-Clark for such amounts after the Effective Time.

(c) Amounts to be paid by Halyard to Kimberly-Clark pursuant to this Section 9.1 will be promptly paid by it following receipt of an invoice from Kimberly-Clark which invoice sets forth a reasonably detailed accounting of such amounts.

ARTICLE X

RELEASES AND INDEMNIFICATION

SECTION 10.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 10.1(b), effective as of the Effective Time, each Party does hereby, on behalf of itself and its respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of either Party (in each case, in their respective capacities as such), remise, release and forever discharge the other Party, its respective Subsidiaries and Affiliates, successors and assigns and all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of such Party or such Subsidiaries or Affiliates (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the transactions and all other activities to implement the Distribution. In connection with the foregoing, on or before the Distribution Date, Kimberly-Clark, at Kimberly-Clark’s expense, shall cause its directors and officers insurance policies existing as of the Distribution Date to extend coverage for the Persons transferring to Halyard that were covered by such policies immediately prior to the Distribution, and for the amounts provided thereby, for a period of at least six years after the Distribution as to all claims based upon occurrences prior to the Distribution that would have been covered by such insurance absent the Distribution.

(b) Nothing contained in Section 10.1(a) shall impair any right of any Person identified in Section 10.1(a) to enforce this Agreement, any Operating Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.6 or Schedule 2.6 not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 10.1(a) shall release any Person from:

(i) any Liability provided in or resulting from any agreement of the Parties that is specified in Section 2.6 or Schedule 2.6 as not to terminate as of the Effective Time, or any other intercompany arrangement or course of dealing specified in Section 2.6 or Schedule 2.6 as not to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned, retained or allocated to a Party, its Subsidiaries or Affiliates in accordance with, or any other Liability of any Party, its Subsidiaries or Affiliates under, this Agreement or the Operating Agreements; or

(iii) any Liability that any Indemnified Party may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the Parties or their respective Subsidiaries or Affiliates by third Persons, which Liability shall be governed by the provisions of this Article X and, if applicable, the appropriate provisions of the Operating Agreements.

(c) Neither Party shall make, nor permit any of its Subsidiaries or Affiliates to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party, or any other Person released pursuant to Section 10.1(a), with respect to any Liability released pursuant to Section 10.1(a).

(d) It is the intent of each of the Parties by virtue of the provisions of this Section 10.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, between the Parties (including any contractual agreements or arrangements existing or alleged to exist between the Parties on or before the Effective Time), except as expressly set forth in Section 10.1(b). At any time, at the reasonable request of either Party, the other Party shall execute and deliver releases reflecting the provisions hereof.

SECTION 10.2 Indemnification by Halyard. Except as provided in Section 10.5 and except as expressly provided in the Operating Agreements, Halyard shall, and shall cause each of the other Halyard Parties to, indemnify, defend and hold harmless each Kimberly-Clark Party, each of their respective Affiliates, each of the respective directors, officers, employees and agents of any of the foregoing, and each of the respective heirs, executors, successors and assigns of any of the foregoing (collectively, the “Kimberly-Clark Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Kimberly-Clark Indemnified Parties, in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a) any claim that the information included in the Form 10 or the Information Statement that was supplied by Halyard, is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Effective Time;

(b) the Halyard Business as conducted by the Kimberly-Clark Parties or their Affiliates or predecessors on or at any time prior to the Effective Time;

(c) the Transferred Assets;

(d) the Assumed Liabilities;

(e) any claim that the information included in the offering memorandum relating to the Notes Offering or the confidential information memorandum relating to the Credit Facility that was supplied by Halyard is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Effective Time;

(f) the Healthcare Business not being operated in the Ordinary Course prior to the Effective Time as a result of any action or failure to act by (i) any Halyard Party, (ii) any person who served or is serving as a director, officer or employee of any Halyard Party after the Effective Time, or (iii) any person whose employment and job responsibilities would have resulted in such person serving as a director, officer or employee of any Halyard Party after the Effective Time had such person not retired or his employment been terminated voluntarily or involuntarily prior to the Effective Time;

(g) the use by any Halyard Party after the Effective Time of the name “Kimberly-Clark” or any variation thereof, or other Trademarks, tradenames, logos or identifiers using any of such names or otherwise owned by or licensed to any Kimberly-Clark Party;

(h) the breach by any Halyard Party of any covenant or agreement set forth in this Agreement, any Operating Agreement or any Conveyancing Instrument; and

(i) the matters set forth in Schedule 10.2(i);

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported.

SECTION 10.3 Indemnification by Kimberly-Clark. Except as provided in Section 10.5 and except as expressly provided in the Operating Agreements, Kimberly-Clark shall indemnify, defend and hold harmless each Halyard Party, each of their respective Affiliates, each of the respective directors, officers, employees and agents of any of the foregoing, and each of the respective heirs, executors, successors and assigns of any of the foregoing (collectively, the “Halyard Indemnified Parties”), from and against any and all Expenses or Losses incurred or suffered by one or more of the Halyard Indemnified Parties in connection with, relating to, arising out of or due to, directly or indirectly, any of the following items:

(a) any claim that the information in the Form 10 or the Information Statement that was supplied by Kimberly-Clark, is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Effective Time;

(b) the business (other than the Halyard Business) conducted by the Kimberly-Clark Parties or their Affiliates or predecessors on or at any time prior to the Effective Time;

(c) the assets owned by the Kimberly-Clark Parties, other than the Transferred Assets;

(d) the Liabilities (including the Retained Liabilities) of the Kimberly-Clark Parties, other than the Assumed Liabilities (but excluding the matters set forth in Schedule 10.2(i));

(e) any claim that the information included in the offering memorandum relating to the Notes Offering or the confidential information memorandum relating to the Credit Facility that was supplied by Kimberly-Clark is or was false or misleading with respect to any material fact or omits or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, regardless of whether the occurrence, action or other event giving rise to the applicable matter took place prior to or subsequent to the Effective Time;

(f) the Healthcare Business not being operated in the Ordinary Course prior to the Effective Time as a result of any action or failure to act by any Kimberly-Clark Party or any person who served or is serving as a director, officer or employee of any Kimberly-Clark Party prior to, on or after the Effective Time, other than a person described in Section 10.2(f)(ii) or (iii); and

(g) the breach by any Kimberly-Clark Party of any covenant or agreement set forth in this Agreement, any Operating Agreement or any Conveyancing Instrument;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Expense or Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported.

For purposes of the foregoing, the scope of information in the Form 10, the content of the Information Statement, the offering memorandum relating to the Notes Offering and the confidential information memorandum relating to the Credit Facility that is deemed to have been supplied by Halyard and that is deemed to have been supplied by Kimberly-Clark, in each case is as is set forth on Schedule 10.3.

SECTION 10.4 Applicability of and Limitation on Indemnification. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE INDEMNITY OBLIGATIONS OF EACH PARTY UNDER THIS ARTICLE X SHALL APPLY NOTWITHSTANDING ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNIFIED PARTY AND SHALL APPLY WITHOUT REGARD TO WHETHER THE LOSS, LIABILITY, CLAIM, DAMAGE, COST OR EXPENSE FOR WHICH INDEMNITY IS CLAIMED HEREUNDER IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY, ANY OTHER THEORY OF LIABILITY OR ARISES AS AN OBLIGATION FOR CONTRIBUTION.

SECTION 10.5 Adjustment of Indemnifiable Losses.

(a) The amount that any Party or any of its Affiliates (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) shall be reduced by any insurance proceeds and other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Expense or Loss. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Expense or Loss and subsequently actually receives Insurance Proceeds or other amounts in respect of such Expense or Loss, then such Indemnified Party shall pay to the Indemnifying Party a sum equal to the lesser of (1) the after-tax amount of such Insurance Proceeds or other amounts actually received and (2) the net amount of Indemnity Payments actually received previously. The Indemnified Party agrees that the Indemnifying Party shall be subrogated to such Indemnified Party under any insurance policy.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit he or she would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

(c) Indemnity Payments (i) shall not be increased to take into account any Tax costs incurred by the Indemnified Party arising from any Indemnity Payments from the Indemnifying Party and (ii) shall not be reduced to take into account any Tax benefit received by the Indemnified Party arising from the incurrence or payment of any Indemnity Payment. For all Tax purposes, to the extent permitted by applicable Tax laws, the Parties will treat any indemnification or reimbursement payment in respect of a Liability pursuant to this Article X as a capital contribution made by Kimberly-Clark to Halyard or as a distribution made by Halyard to Kimberly-Clark, as the case may be, on the date recited above on which the parties entered into the Agreement.

(d) Amounts paid by Kimberly-Clark to or for the benefit of Halyard, or by Halyard to or for the benefit of Kimberly-Clark, under this Article X (and under other specified provisions of this Agreement) shall be treated by the Parties, for all applicable Tax purposes, as adjustments to the amount of Transferred Assets.

(e) In the event that an Indemnity Payment shall be denominated in a currency other than United States dollars, the amount of such payment shall be translated into United States dollars using the Foreign Exchange Rate for such currency determined in accordance with the following rules:

(i) with respect to an Expense or a Loss arising from payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the Foreign Exchange Rate for such currency shall be determined as of the date on which such financial institution shall have been reimbursed;

(ii) with respect to an Expense or a Loss covered by insurance, the Foreign Exchange Rate for such currency shall be the Foreign Exchange Rate employed by the insurance company providing such insurance in settling such Expense or Loss with the Indemnifying Party; and

(iii) with respect to an Expense or a Loss not covered by clause (i) or (ii) above, the Foreign Exchange Rate for such currency shall be determined as of the date that notice of the claim with respect to such Expense or Loss shall be given to the Indemnified Party.

SECTION 10.6 Procedures for Indemnification of Third Party Claims.

(a) If any third party shall make any claim or commence any arbitration proceeding or suit (collectively, a “Third Party Claim”) against any one or more of the Indemnified Parties with respect to which an Indemnified Party intends to make any claim for indemnification against any Halyard Party under Section 10.2 or against Kimberly-Clark under Section 10.3, such Indemnified Party shall promptly give written notice to the Indemnifying Party describing such Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice in accordance with this Section 10.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article X, except to the extent that such Indemnifying Party is actually prejudiced by such failure to provide notice.

(b) The Indemnifying Party shall have 30 days after receipt of the notice referred to in Section 10.6(a) to notify the Indemnified Party that it elects to conduct and control the defense of such Third Party Claim. If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion subject to the provisions of Section 10.6(c), and the Indemnifying Party shall, upon request from any of the Indemnified Parties, promptly pay to such Indemnified Parties in accordance with the other terms of this Section 10.6(b) the amount of any Expense or Loss resulting from their liability to the third party claimant. If the Indemnifying Party gives the foregoing notice, the Indemnifying Party shall have the right to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at its sole expense, the conduct and settlement of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith, provided that (i) the Indemnifying Party shall not thereby permit any lien, encumbrance or other adverse charge to thereafter attach to any asset of any Indemnified Party; (ii) the Indemnifying Party shall not thereby permit any injunction against any Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party and counsel chosen by the Indemnified Party and reasonably acceptable to the Indemnifying Party to monitor such conduct or settlement and shall provide the Indemnified Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but the fees and expenses of such counsel chosen by the Indemnified Party (including allocated costs of in-house counsel and other personnel) shall be borne by the Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (B) the named parties to any such Third Party Claim include the Indemnified Party and the Indemnifying Party and in the reasonable opinion of counsel to the Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or likely conflicts of interest between them, in either of which cases the reasonable fees and disbursements of counsel for such Indemnified Party (including allocated costs of in-house counsel and other personnel) shall be paid by the

Indemnified Party; and (iv) the Indemnifying Party shall agree promptly to reimburse to the extent required under this Article X the Indemnified Party for the full amount of any Expense or Loss resulting from such Third Party Claim and all related expenses incurred by the Indemnified Party. In no event shall the Indemnifying Party, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

If the Indemnifying Party shall not have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the conduct or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

(c) So long as the Indemnifying Party is contesting any such Third Party Claim in its reasonable good faith judgment, the Indemnified Party shall not pay or settle any such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim, provided that in such event the Indemnified Party shall waive any right to indemnity therefor by the Indemnifying Party, and no amount in respect thereof shall be claimed as an Expense or a Loss under this Article X.

If the Indemnified Party determines in its reasonable good faith judgment that the Indemnifying Party is not contesting such Third Party Claim in good faith, the Indemnified Party shall have the right to undertake control of the defense of such Third Party Claim upon five days written notice to the Indemnifying Party and thereafter to defend, contest, settle or compromise such Third Party Claim in the exercise of its exclusive discretion.

If the Indemnified Party shall have undertaken the conduct and control of the defense of any Third Party Claim as provided above, the Indemnified Party, on not less than 45 days prior written notice to the Indemnifying Party, may make settlement (including payment in full) of such Third Party Claim, and such settlement shall be binding upon the Parties for the purposes hereof, unless within said 45-day period the Indemnifying Party shall have requested the Indemnified Party to contest such Third Party Claim at the expense of the Indemnifying Party. In such event, the Indemnified Party shall promptly comply with such request and the Indemnifying Party shall have the right to direct the defense of such claim or any litigation based thereon subject to all of the conditions of Section 10.6(b). Notwithstanding anything in this Section 10.6(c) to the contrary, if the Indemnified Party, in the good-faith belief that a claim may materially and adversely affect it other than as a result of money damages or other money payments, advises the Indemnifying Party that it has determined to settle a claim, the Indemnified Party shall have the right to do so at its own cost and expense, without any requirement to contest such claim at the request of the Indemnifying Party, but without any right under the provisions of this Article X for indemnification by the Indemnifying Party.

SECTION 10.7 Procedures for Indemnification of Direct Claims. Any claim for indemnification on account of an Expense or a Loss made directly by the Indemnified Party against the Indemnifying Party and that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article XI.

SECTION 10.8 Contribution. If the indemnification provided for in this Article X is unavailable to an Indemnified Party in respect of any Expense or Loss arising out of or related to information contained in the Form 10, the Information Statement or the offering memorandum relating to the Notes Offering, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Expense or Loss in such proportion as is appropriate to reflect the relative fault of the Halyard Indemnified Parties, on the one hand, or the Kimberly-Clark Indemnified Parties, on the other hand, in connection with the statements or omissions that resulted in such Expense or Loss. The relative fault of any Halyard Indemnified Party, on the one hand, and of any Kimberly-Clark Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the Halyard Business or a Halyard Indemnified Party, on the one hand, or by the Retained Business or a Kimberly-Clark Indemnified Party, on the other hand.

SECTION 10.9 Remedies Cumulative. The remedies provided in this Article X shall be cumulative and, subject to the provisions of Article XI, shall not preclude assertion by an Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 10.10 Survival. All covenants and agreements of the Parties contained in this Agreement relating to indemnification shall survive the Effective Time indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

ARTICLE XI

DISPUTE RESOLUTION

SECTION 11.1 Escalation and Mediation.

(a) Except as otherwise provided in each Operating Agreement for purposes of resolving any disputes that arise thereunder, the Parties agree that this Article XI shall serve as the mechanism to resolve all disputes that arise between the Parties under the Agreement or under any Operating Agreement.

(b) The Parties agree to use commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use commercially reasonable efforts to meet within 30 days of the Escalation Notice.

(c) The Parties may agree to retain a mediator, acceptable to both Parties, to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any action or proceeding. The mediator shall be selected by the Party that did not deliver the applicable Escalation Notice from the list of individuals to be supplied to the Parties by JAMS/Endispute, the American Arbitration Association or such entity mutually agreeable to the Parties. Costs of the mediator shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses.

SECTION 11.2 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Operating Agreement during the course of dispute resolution pursuant to the provisions of this Article XI with respect to all matters not subject to such dispute, controversy or claim.

SECTION 11.3 Choice of Mediation Forum. Any mediation hereunder shall take place in Dallas, Texas, unless otherwise agreed in writing by the Parties.

SECTION 11.4 Ability to Pursue Other Legal Remedies. For the avoidance of doubt and notwithstanding the foregoing, nothing in this Article XI shall prevent any Party from pursuing any and all remedies available to it in connection with a dispute relating to this Agreement or any of the Operating Agreements.

ARTICLE XII

ACCESS TO INFORMATION AND SERVICES

SECTION 12.1 Agreement for Exchange of Information.

(a) At all times from and after the Effective Time for a period of seven years, as soon as reasonably practicable after written request: (i) Kimberly-Clark shall afford to Halyard, its Subsidiaries and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or at Halyard’s expense, provide copies of, all records, books, contracts, instruments, data, documents and other information (collectively, “Information”) in the possession or under the control of Kimberly-Clark immediately following the Effective Time that relates to Halyard, the Halyard Business or the employees of the Halyard

Business; and (ii) Halyard shall afford to Kimberly-Clark, its Subsidiaries and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at Kimberly-Clark’s expense, provide copies of, all Information in the possession or under the control of Halyard immediately following the Effective Time that relates to Kimberly-Clark, the Retained Business or the employees of Kimberly-Clark; provided, however, that in the event that either Party determines that any such provision of or access to Information could be commercially detrimental, violate any law or agreement or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Either Party may request Information under Section 12.1(a) (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements, (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes or (iv) to comply with its obligations under this Agreement or any Operating Agreement.

SECTION 12.2 Ownership of Information. Any Information owned by one Party that is provided to a requesting Party pursuant to Section 12.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such Information.

SECTION 12.3 Compensation for Providing Information. The Party requesting Information agrees to reimburse the providing Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party. Except as otherwise specifically provided in this Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures. To the extent that this Section 12.3 conflicts with any services then-being provided under the Transition Services Agreement, the Transition Services Agreement shall control. For the avoidance of doubt, this Section 12.3 shall not apply to the transfer of the books and records primarily related to the Halyard Business that are to be conveyed to Halyard pursuant to Section 2.2(k).

SECTION 12.4 Retention of Records. To facilitate the possible exchange of Information pursuant to this Article XII after the Effective Time, the Parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control as of the Effective Time in accordance with the record retention policies and procedures of Kimberly-Clark as in effect as of the Effective Time or such other procedures as may reasonably be adopted by the applicable Party after the Effective Time; provided, however, that notwithstanding any requirements of any such policies or procedures, no party will be required to retain any Information for longer than seven years. Notwithstanding the foregoing, a Party’s obligation to retain any particular Information shall terminate upon such Party’s delivery of such Information to the other Party.

SECTION 12.5 Limitation of Liability. No Party shall have any liability to the other Party (i) if any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate, in the absence of gross negligence or willful misconduct by the Party providing such Information, or (ii) if any Information is destroyed after commercially reasonable efforts to comply with the provisions of Section 12.4.

SECTION 12.6 Production of Witnesses. At all times from and after the Effective Time, each Party shall use commercially reasonable efforts to make available to the other Party (without cost (other than reimbursement of actual out-of-pocket expenses) to, and upon prior written request of, the other Party) its directors, officers, employees and agents as witnesses to the extent that the same may reasonably be required by the other Party in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved with respect to the Halyard Business, the Retained Business or any transactions contemplated hereby.

SECTION 12.7 Confidentiality.

(a) From and after the Effective Time, each of Kimberly-Clark and Halyard shall hold, and shall cause their respective directors, officers, employees, agents, consultants, advisors and other representatives to hold, in strict confidence, with at least the same degree of care that applies to Kimberly-Clark’s confidential and proprietary information pursuant to policies in effect as of the Effective Time or such other procedures as may reasonably be adopted by the applicable Party after the Effective Time, all non-public information concerning or belonging to the other Party or any of its Subsidiaries or Affiliates obtained by it prior to the Effective Time, accessed by it pursuant to Section 12.1, or furnished to it by the other Party or any of its Subsidiaries or Affiliates pursuant to this Agreement or any agreement or document contemplated hereby, including, without limitation, any Trade Secrets, technology, Know-How and other non-public, proprietary intellectual property rights licensed pursuant to the Patent License Agreements and shall not release or disclose such information to any other Person, except their representatives, who shall be bound by the provisions of this Section 12.7; provided, however, that Kimberly-Clark and Halyard and their respective directors, officers, employees, agents, consultants, advisors and other representatives may disclose such information if, and only to the extent that, (i) a disclosure of such information is compelled by judicial or administrative process or, in the opinion of such Party’s counsel, by other requirements of law (in which case the disclosing Party will provide, to the extent practicable under the circumstances, advance written notice to the other Party of its intent to make such disclosure), or (ii) such Party can show that such information (A) is published or is or otherwise becomes available to the general public as part of the public domain without breach of this Agreement; (B) has been furnished or made known to the recipient without any obligation to keep it confidential by a third party under circumstances which are not known to the recipient to involve a breach of the third party’s obligations to a Party hereto; (C) was developed independently of information furnished to the recipient under this Agreement; or (D) in the case of information furnished after the Effective Time, was not known to the recipient at the time of the Distribution but became known to the recipient prior to the time of receipt thereof from the other Party.

(b) Each Party acknowledges that the other Party would not have an adequate remedy at law for the breach by the acknowledging Party of any one or more of the covenants contained in this Section 12.7 and agrees that, in the event of such breach, the other Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 12.7 and to enforce specifically the terms and provisions of this Section. Notwithstanding any other Section hereof, the provisions of this Section 12.7 shall survive the Effective Time indefinitely.

SECTION 12.8 Privileged Matters.

(a) Each of Kimberly-Clark and Halyard agrees to maintain, preserve and assert all privileges, including, without limitation, privileges arising under or relating to the attorney-client relationship (which shall include without limitation the attorney-client and work product privileges), not heretofore waived, that relate to the Halyard Business and the Transferred Assets for any period prior to the Effective Time (“Privilege” or “Privileges”). Each Party acknowledges and agrees that any costs associated with asserting any Privilege shall be borne by the Party requesting that such privilege be asserted. Each Party agrees that it shall not waive any Privilege that could be asserted under applicable law without the prior written consent of the other Party. The rights and obligations created by this Section 12.8 shall apply to all information relating to the Halyard Business as to which, but for the Distribution, either Party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including without limitation, (i) any and all information generated prior to the Effective Time but which, after the Distribution, is in the possession of either Party; and (ii) all information generated, received or arising after the Effective Time that refers to or relates to Privileged Information generated, received or arising prior to the Effective Time.

(b) Upon receipt by either Party of any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information or if either Party obtains knowledge that any current or former employee of Kimberly-Clark or Halyard has received any subpoena, discovery or other request that may call for the production or disclosure of Privileged Information, such Party shall notify promptly the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 12.8 or otherwise to prevent the production or disclosure of Privileged Information. Each Party agrees that it will not produce or disclose any information that may be covered by a Privilege under this Section 12.8 unless (i) the other Party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld), or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

(c) Kimberly-Clark’s transfer of books and records and other information to Halyard, and Kimberly-Clark’s agreement to permit Halyard to possess Privileged Information existing or generated prior to the Effective Time, are made in reliance on Halyard’s agreement, as set forth in Sections 12.7 and 12.8, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The access to information being granted pursuant to Section 12.1, the agreement to provide witnesses and individuals pursuant to Section 12.6 and the transfer of Privileged Information to Halyard pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 12.8 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to the Parties in, or the obligations imposed upon the Parties by, this Section 12.8.

SECTION 12.9 Financial Information Certifications.

(a) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of Kimberly-Clark to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within 30 days following the end of any fiscal quarter during which Halyard is a Subsidiary of Kimberly-Clark, Halyard shall provide a certification statement with respect to such quarter or portion thereof to those certifying officers and employees of Kimberly-Clark, which certification shall be in substantially the same form as had been provided by officers or employees of Halyard in certifications delivered prior to the Effective Time (provided that such certification shall be made by Halyard rather than individual officers or employees), or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement.

(b) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of Halyard to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within 30 days following the end of any fiscal quarter during which Halyard is a Subsidiary of Kimberly-Clark, Kimberly-Clark shall provide a certification statement with respect to testing of internal controls for corporate and shared services processes for such quarter or portion thereof to those certifying officers and employees of Halyard, which certification shall be in substantially the same form as had been provided by officers or employees of Kimberly-Clark in certifications delivered to its principal executive officer, principal financial officer and controller prior to the Effective Time (provided that such certification shall be made by Kimberly-Clark rather than individual officers or employees,) or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes in certification statements necessitated by the transactions contemplated by this Agreement.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1 Entire Agreement. This Agreement and the Operating Agreements, including the Schedules and Exhibits referred to herein and therein and the documents delivered pursuant hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between the Parties with respect to such subject matter.

SECTION 13.2 Choice of Law and Forum. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware and the federal laws of the United States of America applicable therein, as though all acts and omissions related hereto occurred in Delaware. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the state and federal courts located in the State of Delaware, and each party hereby irrevocably agrees that all disputes, controversies or claims may be heard and determined in the state and federal courts located in the State of Delaware. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 13.3 Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

SECTION 13.4 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 13.5 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

SECTION 13.6 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.

SECTION 13.7 Successors and Assigns. This Agreement and each Operating Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their successors and permitted assigns; provided, however, that the rights and obligations of either Party under this Agreement and each Operating Agreement shall not be assignable by such Party without the prior written consent of the other Party. The successors and permitted assigns hereunder shall include, without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).

SECTION 13.8 Third Party Beneficiaries. Except to the extent otherwise provided in Article X or in any Operating Agreement, the provisions of this Agreement and each Operating Agreement are solely for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement or any Operating Agreement. Nothing in this Agreement or any Operating Agreement shall obligate Kimberly-Clark or Halyard to assist any Halyard Employee to enforce any rights such employee may have with respect to any of the employee benefits described in this Agreement.

SECTION 13.9 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by facsimile when confirmation of transmission is received, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (iv) if sent by private courier when received; and shall be addressed as follows:

If to Kimberly-Clark, to:

Kimberly-Clark Corporation

351 Phelps Drive

Irving, Texas 75309

Attention: General Counsel

Facsimile: 972-281-1492

If to Halyard, to:

Halyard Health, Inc.

5405 Windward Parkway

Suite 100, South

Alpharetta, GA 30004

Attention: General Counsel

Facsimile: 770-587-7749

or to such other address as such Party may indicate by a notice delivered to the other Party.

SECTION 13.10 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

SECTION 13.11 Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including, without limitation, acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 13.12 No Public Announcement. Neither Kimberly-Clark nor Halyard shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law or the rules of any stock exchange or quotation system, in which case the other Party shall be advised and the Parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations or the rules of any stock exchange.

SECTION 13.13 Termination. Notwithstanding any provisions hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Effective Time by and in the sole discretion of the Kimberly-Clark Board of Directors without the prior the approval of any Person. In the event of such termination, this Agreement shall forthwith become void and no Party shall have any liability to any Person by reason of this Agreement, except that Kimberly-Clark shall be liable for any costs and expenses, including reasonable attorneys’ fees, prior to or arising out of such termination.

SECTION 13.14 Conflict. In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date first above written.

KIMBERLY-CLARK CORPORATION

By:
Name:	Thomas J. Falk
Title:	Chairman and Chief Executive Officer

HALYARD HEALTH, INC.

By:
Name:	Robert E. Abernathy
Title:	Chairman and Chief Executive Officer